Exhibit 99.1

Nuvve Provides Second Quarter 2025
Financial Update
Investor Conference Call to be Held Today at 5:00 PM Eastern Time (2:00 PM PT)

SAN DIEGO, August 14, 2025 /PRNewswire/— Nuvve Holding Corp. (“Nuvve”, “we”, the “Company”) (Nasdaq: NVVE), a green energy technology company that provides a globally-available, commercial vehicle-to-grid (V2G) technology platform that enables electric vehicle (EV) batteries to store and resell unused energy back to the local electric grid and provides other grid services, today provided a second quarter 2025 update.
 Second Quarter Highlights and Recent Developments

•We raised $6.9 million in gross proceeds through debt obligations and equity during the second quarter of 2025 to support our operations and growth initiatives. In July 2025, we raised an additional $5.5 million in gross proceeds through an underwritten public offering.
•We filed a shelf registration statement on Form S-3 with the SEC which allows us, subject to certain limitations, to issue unspecified amounts of equity shares from time to time and in one or more offerings up to a total dollar amount of $300 million
•We granted warrants to purchase an aggregate of 11,000,004 shares of warrants to certain consultants as compensation for cryptocurrency strategy related consulting services, and recorded a noncash fair value of the warrants of $8.19 million
•Total revenue declined by $0.5 million to $0.3 million in the second quarter of 2025 compared to $0.8 million in the second quarter of 2024, while gross profit remained flat at $0.2 million compared to the same period last year
•Cash operating losses increased by $0.3 million to $5.5 million in the second quarter 2025 compared to $5.2 million the second quarter 2024
•We had $1.8 million in cash and cash equivalents as of June 30, 2025 compared to $0.4m at December 31, 2024
Management Discussion

Gregory Poilasne, Chief Executive Officer of Nuvve, said, “This has been a transition quarter. Nuvve is now strategically positioned at the intersection between Energy, Artificial Intelligence and Crypto. While revenues were soft during this quarter as we transitioned to a new hardware supplier for bidirectional charging stations and a dropship model vs. carrying the inventory ourselves, we successfully integrated our recent acquisition of Fermata into the Nuvve organization. We also continued our focus on our digital asset strategy, bringing on leading digital assets advisory consultants and adding James Altucher, a cryptocurrency strategist, to our Board of Directors. With the addition of Fermata’s advanced technology to our platform, and our expanded bench of experienced leadership in digital asset management, we believe we are in a strong position to lead in the energy management transition occurring worldwide and we are ready to capitalize on opportunities across the cryptocurrency and blockchain economy all supported by our AI effort started a few years ago.”

2025 Second Quarter Financial Review

Total revenue was $0.33 million for the three months ended June 30, 2025, compared to $0.80 million for the three months ended June 30, 2024, a decrease of $0.47 million, or 58.5%. The decrease was primarily attributable to a $0.23 million decrease in products revenue due to lower customers sales orders and shipments, a $0.11 million decrease in services revenue, and a $0.13 million decrease in grants. Products and services revenue for the three months ended June 30, 2025, consisted of DC Chargers and AC Chargers of $0.14 million, grid services revenue of $0.04 million, and engineering services of $0.15 million. During the second quarter of 2025, we stopped accruing management fees earned for the Fresno EV infrastructure project.
Cost of products and services revenue for the three months ended June 30, 2025, decreased by $0.47 million to $0.1 million, or 78.3% compared to $0.6 million for the three months ended June 30, 2024 primarily due to lower customers sales orders and shipments. Products and services margin increased by 50.5% to 60.6% for the three months ended June 30, 2025, compared to 10.1% in the same prior year period. Margin benefited from a lower mix of hardware charging stations’ sales and a higher mix of engineering services in the second quarter of 2025 compared with the second quarter of 2024.
Selling, general and administrative expenses consist of selling, marketing, advertising, payroll, administrative, legal, finance, and professional expenses. Selling, general and administrative expenses were $13.9 million for the three months ended June 30, 2025, as compared to $4.5 million for the three months ended June 30, 2024, an increase of $9.4 million, or 209.7%.
The increase during the three months ended June 30, 2025 was primarily attributable to increases in the fair value of warrants expenses issued for cryptocurrency strategy consulting services of $8.1 million, increases in bad debt expenses of $1.2 million mostly related to management fees earned in the Fresno EV infrastructure project, increases in travel and marketing/promotions related expenses of $0.5 million, and increases in legal fees expenses of $0.3 million, partially offset by decreases in compensation expenses of $0.6 million, including share-based compensation, and decrease in software subscriptions expenses of $0.1 million.
Research and development expenses decreased by $0.4 million, or 25.8%, from $1.5 million for the three months ended June 30, 2024 to $1.1 million for the three months ended June 30, 2025. The decrease during the three months ended June 30, 2025 was primarily attributable to decreases in compensation expenses and subcontractor expenses used to advance our platform functionality and integration with more vehicles.
Other income, net consists primarily of interest expense, change in fair value of convertible notes, change in fair value of warrants liability and derivative liability, and other income (expense). Other income, net decreased by $0.59 million from $1.81 million of other income for the three months ended June 30, 2024, to $1.23 million in other expenses for the three months ended June 30, 2025. The decrease during the three months ended June 30, 2025 was primarily attributable to the change in fair values of the convertible notes and warrants liability, partially offset by increases in sublease income related to the subleasing of part of our main office space and interest expense on debt obligations.
Net loss increased by $9.6 million, or 243.6%, from $3.9 million for the three months ended June 30, 2024, to $13.6 million for the three months ended June 30, 2025. The increase in net loss was primarily due to an increase in total operating expenses of $8.6 million, a decrease in other income of $0.6 million and a decrease of $0.5 million in revenue.
Net Income (Loss) Attributable to Non-Controlling Interest
Net loss attributable to non-controlling interest for the three months ended June 30, 2025 was flat compared to net income attributable to non-controlling interest for the three months ended June 30, 2024.
Net loss is allocated to non-controlling interests in proportion to the relative ownership interests of the holders of non-controlling interests in Fermata Energy II LLC and Deep Impact entity. We own 51% of Fermata Energy II LLC and Deep Impact common units during the six months ended June 30, 2025. We had determined that Deep Impact only is a variable interest entity (“VIE”) in which we are the primary beneficiary. We consolidated Fermata Energy II LLC and Deep Impact, and recorded a non-controlling interest for the share of Fermata Energy II LLC and Deep Impact owned by other parties during the six months ended June 30, 2025.

Megawatts Under Management

Megawatts under management refers to the potential available charging capacity Nuvve is currently managing around the world.

Megawatts under management in the second quarter decreased 19.5% over the first quarter of 2025, to 25.6 megawatts from 31.8 megawatts, and a 5.5% decrease compared to the second quarter of 2024. In terms of its composition, 0.2 megawatts were from stationary batteries and 25.4 megawatts were from EV chargers. The decline this quarter relates to the decommissioning of 2.5 megawatts of stationary batteries in California and 4.4 megawatts of stationary batteries in Japan. The stationary batteries we managed in California were decommissioned as they reached the end of their useful life. Our customer intends to replace these batteries in the future, and we are working with this customer to propose our battery aggregation services once their new batteries are installed. In Japan we elected to not continue the management of stationary batteries connected to our platform in partnership with Toyota Tsusho that we were had managed for several years, given the expected future revenue generation was limited under our existing agreement. Instead we have focused our efforts in driving new business development efforts in Japan, with a focus on battery aggregation services for commercial and governmental customers throughout the country. Megawatts under management excluding stationary batteries increased to 25.4 in the second quarter of 2024, an increase of 0.7 over the first quarter of 2025.

Conference Call Details
The Company will hold a conference call to review its financial results for the second quarter of 2025, along with other Company developments, at 5:00 PM Eastern Time (2:00 PM PT) today, Thursday, August 14, 2025.
To participate, please register for and listen via a live webcast, which is available in the ‘Events’ section under the ‘News & Events’ tab of Nuvve’s investor relations website at https://investors.nuvve.com/. In addition, a replay of the call will be made available for future access.
About Nuvve Holding Corp.
Nuvve Holding Corp. (Nasdaq: NVVE) is leading the electrification of the planet, beginning with transportation, through its intelligent energy platform. Combining the world’s most advanced vehicle-to-grid (V2G) technology and an ecosystem of electrification partners, Nuvve dynamically manages power among electric vehicle (EV) batteries and the grid to deliver new value to EV owners, accelerate the adoption of EVs, and support the world’s transition to clean energy. By transforming EVs into mobile energy storage assets and networking battery capacity to support shifting energy needs, Nuvve is making the grid more resilient, enhancing sustainable transportation, and supporting energy equity in an electrified world. Since its founding in 2010, Nuvve has successfully deployed V2G on five continents and offers turnkey electrification solutions for fleets of all types. Nuvve is headquartered in San Diego, California, and can be found online at nuvve.com.

Nuvve and associated logos are among the trademarks of Nuvve and/or its affiliates in the United States, certain other countries and/or the European Union. Any other trademarks or trade names mentioned are the property of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as "may," "will," "expects," "believes," "aims," "anticipates," "plans," "looking forward to," "estimates," "projects," "assumes," "guides," "targets," "forecasts," "continue," "seeks" or the negatives of such terms or other variations on such terms or comparable terminology, although not all forward-looking statements contain such identifying words. Forward-looking statements include, but are not limited to, statements concerning Nuvve’s expectations, plans, intentions, strategies, prospects, business plans, product and service offerings, new deployments, potential project successes, expected timing of recently announced projects, anticipated growth of various business areas and other statements that are not historical facts. Nuvve cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Nuvve. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Some of these risks and uncertainties can be found in Nuvve’s most recent Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC). Copies of these filings are available online at www.sec.gov, https://investors.nuvve.com or on request from Nuvve. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Nuvve’s filings with the SEC. Such forward-looking statements speak only as of the date made, and Nuvve disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this press release.
Nuvve Investor Contact
investorrelations@nuvve.com
+1 (619) 483-3448

Nuvve Press Contacts
press@nuvve.com
+1 (619) 483-3448

FINANCIAL TABLES FOLLOW
 NUVVE HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS(Unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash	$1,767,406	$371,497
Restricted cash	320,000	320,000
Accounts receivable, net	349,352	2,148,198
Inventories	4,267,084	4,591,902
Prepaid expenses	752,133	494,986
Deferred costs - current	944,653	417,290
Other current assets	382,473	931,244
Total current assets	8,783,101	9,275,117
Property and equipment, net	710,119	613,958
Intangible assets, net	1,142,047	1,062,766
Goodwill	703,957	—
Investment in equity securities	670,951	670,951
Investment in leases	99,749	101,415
Right-of-use operating lease assets	4,222,680	4,493,360
Deferred costs - noncurrent	594,558	564,558
Security deposit, long-term	66,215	15,687
Total assets	$16,993,377	$16,797,812

Liabilities and Equity
Current liabilities
Accounts payable	$1,401,714	$1,882,357
Due to customers	800,000	—
Accrued expenses	5,323,935	3,393,205
Deferred revenue - current	971,759	506,496
Debt - term loan	1,210,572	1,609,928
Due to related party - promissory notes - current	516,231	562,241
Convertible notes - current	2,032,074	2,475,162
Operating lease liabilities - current	872,562	914,800
Other liabilities	156,197	6,969
Total current liabilities	13,285,044	11,351,158
Operating lease liabilities - noncurrent	3,962,465	4,254,173
Due to related party - promissory notes - noncurrent	1,106,500	840,500
Convertible notes - noncurrent	354,587	—
Deferred revenue - noncurrent	546,241	771,747
Warrants/investment rights liability	364,447	699,087
Other long-term liabilities	202,332	170,794
Total liabilities	19,821,616	18,087,459

Commitments and Contingencies
Mezzanine equity
Redeemable non-controlling interests, preferred shares, zero par value, 1,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2025 and — shares issued and outstanding at December 31, 2024; aggregate liquidation preference of $0 and $3,750,201 at June 30, 2025 and December 31, 2024, respectively	—	—
Stockholders’ equity
Preferred Class A units, zero par value, 4,900,000 shares authorized; 4,900,000 units issued and outstanding at June 30, 2025, and zero units issued and outstanding at December 31, 2024, respectively	774,976	—
Class B units, zero par value, 2,500,000 units authorized; 100,000 units issued and outstanding at June 30, 2025, and zero units issued and outstanding at December 31, 2024, respectively	100,000	—
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; zero shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized; 10,921,341 and 904,949 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	7,404	6,408
Treasury stock, at cost, 1,680 shares outstanding at June 30, 2025; 1,680 shares outstanding at December 31, 2024	—	—
Additional paid-in capital	182,310,448	164,285,336
Accumulated other comprehensive income	53,881	46,494
Accumulated deficit	(185,850,879)	(165,599,076)
Nuvve Holding Corp. stockholders’ deficit	(2,604,170)	(1,260,838)
Non-controlling interests	(224,069)	(28,809)
Total stockholders’ deficit	(2,828,239)	(1,289,647)
Total deficit	(2,828,239)	(1,289,647)
Total Liabilities and Equity	$16,993,377	$16,797,812

  NUVVE HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue
Products	$141,905	$369,192	$707,456	$845,661
Services	191,084	301,567	458,388	521,438
Grants	—	131,421	79,610	214,837
Total revenue	332,989	802,180	1,245,454	1,581,936
Operating expenses
Cost of products	48,124	256,902	541,339	593,574
Cost of services	82,941	345,813	150,970	518,585
Selling, general, and administrative	13,905,986	4,489,772	18,960,049	10,417,882
Research and development	1,093,163	1,473,567	1,976,935	3,063,144
Total operating expenses	15,130,214	6,566,054	21,629,293	14,593,185

Operating loss	(14,797,225)	(5,763,874)	(20,383,839)	(13,011,249)
Other income (expense)
Interest (expense) income, net	(707,017)	10,736	(1,242,834)	19,748
Change in fair value of convertible notes	1,142,710	—	51,704	—
Change in fair value of warrants/investment rights liability	565,800	1,584,772	441,182	2,312,434
Change in fair value of derivative liability	—	7,907	—	(3,626)
Other, net	227,270	211,444	686,724	4,941
Total other income (expense), net	1,228,763	1,814,859	(63,224)	2,333,497
Loss before taxes	(13,568,462)	(3,949,015)	(20,447,063)	(10,677,752)
Income tax expense	—	—	—	—
Net loss	$(13,568,462)	$(3,949,015)	$(20,447,063)	$(10,677,752)
Less: Net loss attributable to non-controlling interests	(189,662)	(10,268)	(195,260)	(24,566)
Net loss attributable to Nuvve Holding Corp.	$(13,378,800)	$(3,938,747)	$(20,251,803)	$(10,653,186)
Less: Preferred dividends on redeemable non-controlling interests	—	76,504	—	151,508
Less: Accretion on redeemable non-controlling interests preferred shares	—	161,466	—	322,932
Net loss attributable to Nuvve Holding Corp. common stockholders	$(13,378,800)	$(4,176,717)	$(20,251,803)	$(11,127,626)

Net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	$(2.12)	$(6.70)	$(4.97)	$(21.51)

Weighted-average shares used in computing net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	6,313,968	623,028	4,073,294	517,236

  NUVVE HOLDING CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss	$(13,568,462)	$(3,949,015)	$(20,447,063)	$(10,677,752)
Other comprehensive (loss) income, net of taxes
Foreign currency translation adjustments, net of taxes	$7,151	$(8,093)	$7,387	$(21,744)
Total comprehensive loss	$(13,561,311)	$(3,957,108)	$(20,439,676)	$(10,699,496)
Less: Comprehensive loss attributable to non-controlling interests	$(189,662)	$(10,268)	$(195,260)	$(24,566)
Comprehensive loss attributable to Nuvve Holding Corp.	$(13,371,649)	$(3,946,840)	$(20,244,416)	$(10,674,930)
Less: Preferred dividends on redeemable non-controlling interests	$—	$(76,504)	$—	$(151,508)
Less: Accretion on redeemable non-controlling interests preferred shares	—	(161,466)	—	(322,932)
Comprehensive loss attributable to Nuvve Holding Corp. common stockholders	$(13,371,649)	$(3,708,870)	$(20,244,416)	$(10,200,490)

  NUVVE HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Operating activities
Net loss	$(20,447,063)	$(10,677,752)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	160,425	179,170
Stock-based compensation	568,681	1,390,808
Amortization of discount on debt and promissory notes	61,326	—
Change in fair value of warrants liability	(441,182)	(2,312,434)
Change in fair value of convertible notes	(51,704)	—
Change in fair value of derivative liability	—	3,626
Fair value of warrants issued for cryptocurrency strategy consulting services	8,194,000	—
Loss on warrants issuance	—	305,065
Provision for credit losses	990,105	—
Noncash lease expense	250,448	252,997
Change in operating assets and liabilities
Accounts receivable	749,923	1,208,706
Inventory	347,541	(154,683)
Prepaid expenses and other assets	10,868	921,517
Accounts payable	(480,643)	175,202
Due to customers	800,000	—
Accrued expenses and other liabilities	1,771,572	(74,049)
Deferred revenue	241,423	45,261
Net cash used in operating activities	(7,274,280)	(8,736,566)
Investing activities
Acquisitions	(340,200)	—
Purchase of property and equipment	(54,173)	(53,103)
Net cash used in investing activities	(394,373)	(53,103)
Financing activities
Proceeds from exercise of warrants	2,075,345	172,997
Proceeds from debt and promissory notes obligations	8,759,426	—
Repayment of debt and promissory notes obligations	(2,482,212)	—
Proceeds from common stock offering, net of issuance costs	564,847	8,516,741
Payment of finance lease obligations	(7,591)	(5,477)
Proceeds from issuance of Class B units	100,000	—
Net cash provided in financing activities	9,009,815	8,684,261
Effect of exchange rate on cash	54,747	2,162
Net increase (decrease) in cash and restricted cash	1,395,909	(103,246)
Cash and restricted cash at beginning of year	691,497	2,014,660
Cash and restricted cash at end of period	$2,087,406	$1,911,414

Supplemental Disclosure of cash information:
Cash paid for interest	$502,133	$—

Supplemental Disclosure of Noncash Investing Activity
Issuance of preferred class A units for acquisition	$774,976	$—